Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated November 9, 2015

(To Preliminary Prospectus dated November 6, 2015)

Registration Statement No. 333-207411

Free Writing Prospectus

Transcript of Square, Inc.

LOYAL3 Video

On November 9, 2015, in connection with the proposed initial public offering of Square, Inc., LOYAL3 Securities, Inc. made available on its website a video featuring Jack Dorsey, Square, Inc.’s Founder and Chief Executive Officer (creator of the Start Small Foundation, a donor-advised fund held and administered by the Silicon Valley Community Foundation, the selling stockholder in the proposed initial public offering (the “IPO”)). A transcript of the video is set forth below.

Information on, or accessible through, the LOYAL3 website or any of the websites cited in either the video or transcript is not part of this free writing prospectus, nor is it part of Square’s preliminary prospectus or registration statement.

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Jack Dorsey, Founder and Chief Executive Officer:

We started Square because our co-founder, Jim McKelvey, couldn’t accept a credit card for his art.

Today, accepting credit cards is only part of our story, but our purpose remains the same.

We empower people with simple tools that give them an advantage, where they previously and unfairly had none.

Now, we’re taking Square public. And in the spirit of leveling the playing field, we want to share our public offering with our sellers, like you.

We’ve been growing alongside you for the last six years and are excited to keep growing for many more.

Thank you for your support and potential investment in Square.

Square, Inc. (the “Company”) has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the preliminary prospectus may be obtained by requesting a copy from LOYAL3 Securities, Inc. by calling toll-free 1-855-256-9253 or emailing support@loyal3.com. U.S. residents only.

LOYAL3 Securities, Inc., a U.S. registered broker-dealer, is acting as a co-manager in the Square, Inc. IPO.

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Square, Inc. has filed a registration statement (including a preliminary prospectus) (File 333-207411) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Square, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the preliminary prospectus may be obtained from any underwriter or any dealer participating in the offering, including by e-mailing support@loyal3.com or by requesting a copy from LOYAL3 Securities, Inc., PO Box 26027, San Francisco, CA 94126 or by calling toll-free 855-256-9253.